Provention Bio Appoints Jeffrey Bluestone, PhD, to Board of Directors

Dr. Bluestone is a World-renowned Expert and Academic Leader in Immune Tolerance Research

OLDWICK, N.J., March 28, 2019 - Provention Bio, Inc. (Nasdaq: PRVB), a clinical stage biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today announced the appointment of Jeffrey Bluestone, PhD, to the Company’s Board of Directors.

Dr. Bluestone is a highly accomplished scientific researcher whose work over nearly three decades has focused on understanding the basic processes that control T-cell activation and immune tolerance in autoimmunity, organ transplantation and cancer. His research has led to the development and commercialization of multiple immunotherapies, including the first FDA-approved drug targeting T-cell co-stimulation to treat autoimmune disease and organ transplantation and the first CTLA-4 antagonist drugs approved by the FDA for the treatment of metastatic melanoma. Dr. Bluestone was part of the team of early developers of a novel anti-CD3 monoclonal antibody, now called teplizumab, a pro-tolerogenic drug that has shown clinical activity in type 1 diabetes (T1D), psoriatic arthritis, and the reversal of kidney transplant rejection. Provention’s Phase 3 PROTECT trial, anticipated to commence enrollment in the second quarter of 2019, will evaluate PRV-031 (teplizumab) in new onset T1D patients.

“Dr. Bluestone’s deep scientific expertise in autoimmunity and clinical development of FDA-approved therapies will be particularly valuable as we advance our pipeline assets to potentially address a broad spectrum of immune-mediated diseases from interception to prevention,” said Ashleigh Palmer, CEO of Provention Bio. “We are honored to have such an accomplished and renowned expert in the field of immune-tolerance research join our Board and we look forward to his contributions.”

“Provention is a company with a promising portfolio of immune-mediated interception and prevention assets with the potential to interrupt the progression of debilitating autoimmune diseases with high unmet need,” commented Dr. Jeffrey Bluestone. “I look forward to working with the team as they commence the Phase 3 PROTECT clinical trial for PRV-031 (teplizumab) for type 1 diabetes and advance the promising pipeline assets to realize their strategic goal of transforming the therapeutic landscape for immune-mediated diseases.”

Currently, Dr. Bluestone is the president and CEO of the Parker Institute for Cancer Immunotherapy and the A.W. and Mary Margaret Clausen Distinguished Professor at University of California San Francisco (UCSF). He is also director of the Hormone Research Institute in the Diabetes Center at UCSF. He was the founding director of the Immune Tolerance Network, the largest NIH-funded multicenter clinical immunology research program, testing novel immunotherapies in transplantation, autoimmunity and asthma/allergy. He was appointed by former Vice President, Joe Biden as a member of the Blue Ribbon Panel of scientific experts to guide the National Cancer Moonshot Initiative and also served as a senior investigator at the National Cancer Institute of the National Institutes of Health.

Dr. Bluestone has authored more than 400 peer-reviewed publications and has received numerous awards, including the Juvenile Diabetes Research Foundation (JDRF) David Rumbough Award for Scientific Excellence and election to the American Academy of Arts and Sciences and the National Academy of Medicine. He received his Bachelor of Science and Master of Science from Rutgers University and his doctoral degree in immunology from the Weill Cornell Graduate School of Medical Science.

About Provention Bio, Inc.

Provention Bio, Inc. (Nasdaq: PRVB) is a clinical-stage biopharmaceutical company leveraging a transformational drug development strategy that is focused on the prevention or interception of immune-mediated disease. Provention’s mission is to in-license, transform and develop therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune and inflammatory diseases including: type 1 diabetes (T1D), Crohn’s disease, ulcerative colitis, celiac disease, lupus, and certain life-threatening viral diseases. Provention’s diversified portfolio includes advanced-stage product development candidates that have undergone clinical testing by other companies. For more information on Provention Bio, please visit www.proventionbio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Provention’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA approvals or clearances and noncompliance with FDA regulations; uncertainties of patent protection and litigation; limited research and development efforts and dependence upon third parties; substantial competition; our need for additional financing and the risks listed under “Risk factors” in our annual report on Form 10-K for the year ended December 31, 2018 and any subsequent filings with the Securities and Exchange Commission (SEC). As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Investors:

Kimberly Minarovich or Sam Martin, Argot Partners

Kimberly@argotpartners.com or Sam@argotpartners.com

212-600-1902

Media:

David Rosen, Argot Partners

David.Rosen@argotpartners.com

212-600-1902